Exhibit 99.1

CORPORATE PARTICIPANTS

Steven E. Nielsen Dycom Industries, Inc. - Chairman, President & CEO
Timothy R. Estes Dycom Industries, Inc. - EVP & COO
H. Andrew DeFerrari Dycom Industries, Inc. - Senior VP, CFO & Treasurer
Richard B. Vilsoet Dycom Industries, Inc. - VP, General Counsel & Corporate Secretary

CONFERENCE CALL PARTICIPANTS

Adam Thalhimer Thompson Davis & Company, Inc., Research Division - Director of Research
Alan Mitrani Sylvan Lake Asset Management LLC - Managing Partner
Alex Rygiel B. Riley FBR, Inc., Research Division - Analyst
Chad Dillard Deutsche Bank AG, Research Division - Research Associate
Matt Duncan Stephens Inc., Research Division - MD
Jennifer Fritzsche Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst
Noelle C. Dilts Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst
Tahira Afzal KeyBanc Capital Markets Inc., Research Division - MD, Associate Director of Equity Research, and Equity Research Analyst
John DeCoursey Canaccord Genuity, Inc., - Analyst
William Newby D.A. Davidson & Co., Research Division - Research Associate

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Dycom Results Conference Call.

(Operator Instructions) As a reminder, this conference is being recorded.

I’d like to now turn the conference over to our host, Steven Nielsen. Please go ahead.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Thank you, Daysia. Good morning, everyone. I’d like to thank you for attending this conference call to review our first quarter fiscal 2018 results. This morning, we released our results one day earlier than previously scheduled. The schedule change was a result of our preliminary determination that certain documents containing financial information were subject to unauthorized access after the market closed on Friday, November 17. Our investigation is ongoing and law-enforcement authorities have been notified.

Going to Slide 3. During this call, we will be referring to a slide presentation, which can be found on our website’s Investor Relations main page. Relevant slides will be identified by numbers throughout our presentation.

Today we have on the call: Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet.

Richard B. Vilsoet - Dycom Industries, Inc. - VP, General Counsel & Corporate Secretary

Thank you, Steve. Except for historical information, the statements made by company management during this call may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. And these forward-looking statements, including those related to the company’s outlook, are based on management’s current expectations, estimates and projections and involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties are more fully described in the company’s annual report on Form 10-K for the year ended July 29, 2017, and other periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update forward-looking statements.

Steve?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Thanks, Rick. Now moving to Slide 4 and our review of our first quarter results. As you review our results, please note that we have presented in our release and comments certain revenue amounts, excluding revenues from storm restoration services during this quarter and from businesses acquired during the third quarter of fiscal 2017. Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share, all of which are non-GAAP financial measures. See Slides 14 through 20 for a reconciliation of our non-GAAP measures to GAAP measures.

Revenue was $756.2 million, a decrease of 5.4%. Organic revenue, excluding $15.5 million of storm restoration services in the quarter declined 8.4%. This quarter reflected an increase in demand from three key customers as we deployed 1 gigabit wireline networks and grew core market share, offset by near-term moderation by a large customer. Gross margins were 20.55% of revenue, reflecting solid operating performance, offset by the impacts of the decline in revenue. General and administrative expenses were 8.54%.

All of these factors produced Adjusted EBITDA of $97.6 million or 12.91% of revenue and Adjusted Diluted Earnings per Share of $0.99 compared to $1.67 in the year ago quarter. This quarter’s EPS included a tax benefit of approximately $900,000 due to a new accounting pronouncement.

Operating cash flow was solid, totaling $56.8 million in the quarter. Liquidity was strong as cash and availability under are our credit facility was $425.8 million at the end of the quarter.

During the quarter, we repurchased 200,000 shares of our common stock. Going to Slide 5. Today, a number of major industry participants are deploying significant wireline networks across broad sections of the country. These networks are generally designed to provision bandwidth enabling 1 gigabit speeds to individual consumers.

In addition, emerging wireless technologies are now beginning to drive significant incremental wireline deployments. It is clear that a complementary wireline investment cycle is underway to facilitate what is expected to be a decades-long deployment of fully converged wireless/wireline networks. Notably one industry participant has begun to invest in the wireline infrastructure required to enable fully converged wireless/wireline networks.

The industry effort required to deploy these converged networks has and will meaningfully broaden our set of opportunities. Total industry opportunities in aggregate were already without precedent, in our experience, prior to this deployment. We are providing program management, planning, engineering and design, aerial and underground construction and fulfillment services for 1 gigabit deployments. These services are being provided across the country in dozens of metropolitan areas to a number of customers.

In addition, we have secured a number of converged wireless/wireline multi-use network deployments. Planning, engineering and limited construction have begun.

Engineering and construction activity is expected to increase throughout the balance of our second quarter and accelerate into calendar 2018. Customers are continuing to reveal with specificity new multi-year initiatives that are being planned and managed on a market-by-market basis.

Our ability to provide integrated planning, engineering and design, procurement and construction and maintenance services is of particular value to several industry participants.

As with prior initiations of large-scale network deployments, we expect some normal timing volatility and customer spending modulations as network deployment strategies evolve and tactical considerations, primarily permitting impact timing.

We remain confident that our competitively unparalleled scale and market share, as well as are our financial strength, position us well to deliver valuable service to our customers and robust returns for our shareholders.

Now moving to Slide 6. We experienced the effects of a strong overall industry environment during the quarter but as expected, saw a continued moderation from a large customer. Organic revenue, excluding storm restoration services, declined 8.4%. Our top 5 customers combined produced 74.9% of revenue, declining 6.8% organically, while all other customers decreased 12.7% organically.

Comcast was our largest customer at 21.8% of total revenue or $165 million, and grew organically 26.5%.

Revenue from AT&T was $143.5 million or 19% of revenue. AT&T was our second largest customer. Revenue from CenturyLink was $143.3 million or 18. 9% of revenue and grew organically 13.9%. CenturyLink was our third largest customer.

Verizon was Dycom’s fourth largest customer for the quarter at 10.7% of revenue or $80.6 million. And finally, revenue from Charter was $34 million or 4.5% of revenue, Charter was our fifth largest customer. We are pleased that we have continued to gain profitable market share, extend our geographic reach, and expand our program management and network planning services. In fact, over the last several years, we have meaningfully increased the long-term value of our maintenance business, a trend which we believe will parallel our deployment of 1 gigabit and wireless/wireline converged networks as those deployments dramatically increase the amount of outside plant network that must be maintained.

Going to Slide 7. Backlog at the end of the first quarter was $6.198 billion versus $6.016 billion at the end of the fourth quarter of 2017, an increase of approximately $182 million. Of this backlog, approximately $3.039 billion is expected to be completed in the next 12 months. We are particularly pleased with the increase in our next 12 months backlog as it clearly signals meaningful organic growth for our fiscal 2019, the 12-month period ending January 2019.

Both backlog calculations reflect strong performance as we booked new work and renewed existing work. We continue to anticipate substantial future opportunities across a broad array of customers. For Verizon, we were awarded engineering and construction services agreements for converged wireless/wireline multi-use network deployments in multiple markets. With Comcast, we renewed construction and maintenance service agreements in Virginia and fulfillment service agreements in Michigan, Illinois, Mississippi, Louisiana, Alabama and Florida.

With Charter, we renewed a construction and maintenance services agreement in Texas. From various customers we extended locating services agreements in New Jersey, Delaware, Maryland, Virginia and Georgia. And finally, we secured rural and municipal broadband projects in South Dakota, Minnesota, Nebraska, Missouri, Arkansas and Virginia.

Headcount increased during the quarter to 14,393.

Now I will turn the call over to Drew for his financial review and outlook.

H. Andrew DeFerrari - Dycom Industries, Inc. - Senior VP, CFO & Treasurer

Thanks, Steve, and good morning, everyone. Going to Slide 8. Contract revenues for Q1 ‘18 were $756.2 million and organic revenue declined 8.4%, primarily from the expected near-term moderation by a large customer. This decline was offset in part by solid demand from other customers. The business acquired in the April 2017 quarter contributed $8.6 million of revenue and storm restoration services contributed $15.5 million of revenue. Adjusted EBITDA was $97.6 million in Q1 ‘18, and as a percentage of revenue, was at 12.9% of revenue.

Compared to Q1 of last year, gross margin decreased 251 basis points. Three factors proportionately impacted the margins: Specifically, approximately one third of margin percentage variance was from labor and subcontractor labor costs, reflecting the mix of work activity and the near-term margin impacts as we initiated the new programs; another one third of the negative variance related to lower absorption of equipment costs as well as fuel costs; and lastly, one third of the variance resulted from negative leverage on facility expenses and certain field operating costs as we operated at a lower revenue level in the quarter.

Despite near-term pressures on gross margins, we are confident that our operating leverage will improve as we resume growth in fiscal 2019. G&A expense increased 100 basis points to 8.5% of revenue in Q1 ‘18. The year-over-year G&A variance, mostly resulted from the impact of labor costs, which are supporting our expanding scale to address growth initiatives.

Additionally, there was higher share-based compensation related to the vesting schedule of awards in the current period. Our non-GAAP Adjusted Diluted EPS in Q1 ‘18 was $0.99 per share, which includes a tax benefit of approximately $900,000 related to the settlement of share-based awards after the adoption of the new accounting standard in Q1 ‘18.

Now going forward to Slide 9. Our balance sheet and financial profile continue to reflect the strength of our business. We ended the quarter with $362.9 million of term loans outstanding and no revolver borrowings on our senior credit facility.

Our liquidity is robust at $425.8 million at the end of the quarter, consisting of availability from our credit facility and cash on hand. Operating cash flows were strong at $56.8 million during Q1 ‘18. The combined DSOs of accounts receivable and cost in excess of billings were 90 days for Q1 ‘18, which was in line with the Q1 ‘17 DSOs.

Capital expenditures were $47.2 million during Q1 ‘18, net of disposal proceeds, and gross CapEx was $56 million. During Q1 ‘18, we repurchased 200,000 shares of common stock for $16.9 million at an average price of $84.38 per share. In summary, we’re well positioned with a strong balance sheet and ample liquidity.

Going to our outlook on Slides 10 and 11. As we look ahead to the next 2 quarters, we continue to see a broad set of customer opportunities as reflected in our next 12 month backlog.

For the quarter ended January 2018, we currently expect revenues, which range from $645 million to $675 million; revenue from a large customer which stabilizes after the decline in Q2 ‘18; solid demand from several other large customers; we expect continued 1 gigabit deployments, fiber deep cable capacity projects, and initial phases of fiber deployments for newly emerging wireless technologies. This outlook includes approximately $5 million of revenue from the business acquired during the April 2017 quarter.

Our outlook contemplates normal winter weather. Gross margin percent is expected to decrease compared to the Q2 ‘17 quarter, reflecting the expected mix of work activity and the near-term margin impacts as we initiate new programs.

Each year, our January quarterly results are impacted by seasonality, including inclement winter weather, fewer available work days due to the holidays, reduced daylight work hours and the restart of calendar payroll taxes.

G&A expense as a percent of revenue is expected to increase compared to Q2 ‘17 from the impact on operating leverage, at the lower expected level of revenue in Q2 ‘18, and higher share-based compensation.

Share-based compensation included in G&A expense is estimated at $6.2 million in Q2 ‘18.

Depreciation and amortization is expected to range from $42.2 million to $43 million, and includes amortization of $5.8 million. Higher depreciation results from fleet additions that support our expanded in-house workforce and the normal replacement cycle of fleet assets. Adjusted interest expense is expected at approximately $5.2 million, excluding $4.6 million of interest in Q2 ‘18 for the noncash amortization of the debt discount on our notes.

Other income net is expected to range from $400,000 to $1 million. The effective tax rate is expected at approximately 38% before the tax effects of the settlement of share-based awards.

These factors are expected to generate an Adjusted EBITDA margin percent, which decreases from the Q2 ‘17 result, and non-GAAP earnings ranging from $0.24 to $0.36 per diluted share. We expect approximately 31.9 million diluted shares during Q2’18.

Now going to Slide 11. In April -- the April 2018 quarter represents our Q1 of fiscal 2019. Our outlook reflects normal winter weather and we currently expect total revenue to range from in line to a low single-digit increase as a percentage of revenue compared to the April 2017 quarterly revenue.

This outlook includes revenue of approximately $8 million for the April quarter of 2018 from the business acquired during fiscal Q3 ‘17.

We expect accelerating fiber deployments for newly emerging wireless technologies, increasing wireless services and solid demand from several large customers reflecting 1 gigabit deployments and fiber deep cable capacity projects.

We expect gross margin percentage to be in line or slightly better compared to the April 2017 quarterly margin, reflecting the expected mix of work activity and improving performance as services for large customer programs begin to accelerate.

G&A expense as a percent of revenue supports our increasing scale. Noncash stock-based compensation, included in G&A expense, is estimated at approximately $5.4 million. We also expect depreciation and amortization to range from $42.7 million to $43.5 million. Adjusted interest expense of approximately $5.3 million, excluding $4.7 million of interest for the noncash amortization of the debt discount on our notes. And other income net to range from $4 million to $4.6 million.

The effective tax rate is expected at approximately 37% before the tax effects of the settlement of share-based awards.

This outlook is expected to generate an adjusted EBITDA margin percent, which is in line with the April 2017 quarterly result.

We expect approximately 32.1 million diluted shares during the April 2018 quarter.

Moving to Slide 12. In September, the company changed its fiscal year from July to January. Fiscal 2018 will be a 6-month transitional period ending January 27, 2018. Fiscal 2019 will be for the period from January 28, 2018, through January 26, 2019. As a result of the change in fiscal year and our increased visibility, we expect to provide a fiscal 2019 outlook for revenue and diluted earnings per share for our fiscal year ending January 26, 2019. This annual outlook will be provided in conjunction with the company’s release of results for the quarter ended January 27, 2018.

Now I will turn the call back to Steve.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Thanks, Drew. Going to Slide 13. Within the growing economy, we experienced the effects of a strong industry environment and capitalized on our significant strengths. First and foremost, we’ve maintained strong customer relationships throughout our markets. We continue to win and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening. Fiber deployments in contemplation of emerging wireless technologies have begun in many regions of the country, a significant number of new project initiations will occur in the near-term. Wireless construction activity in support of expanded coverage and capacity is poised to accelerate through the deployment of enhanced macro cells and new small cells.

Telephone companies are deploying fiber-to-home to enable video offerings at 1 gigabit high-speed connections. This activity is expected to reaccelerate in the near-term. Cable operators are deploying fiber to small and medium business and enterprises. These deployments are often in anticipation of the customers’ sales process as confidence in the number of existing customers continues to increase. Fiber-deep deployments to expand capacity as well as new build opportunities and overall capital expenditures are increasing. Dramatically increased speeds to consumers are being provisioned.

Customers are consolidating supply change, creating opportunities for market share growth and increasing the long-term value of our maintenance business. In addition, we are increasingly providing integrated planning, engineering and design, procurement and construction and maintenance services, creating more visibility around future revenue streams.

Within this context, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. While we are disappointed with some current revenue softness, we see that softness abating in the near-term and remain encouraged that our major customers possess significant financial strength and are committed to multi-year capital spending initiatives.

These initiatives are increasing in number across multiple customers. An improved regulatory environment is increasingly supportive of these initiatives. We remain confident in our strategies, the prospects for our company, the capabilities of our dedicated employees and the experience of our management team as we grow our business and capitalization.

Now, Daysia, we will open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) We have a question from Matt Duncan with Stevens.

Matt Duncan - Stephens Inc., Research Division - MD

So, Steve, your 12-month backlog had another very big nice step forward this quarter. The April quarter revenue guide, looks to me a little bit bigger the normal sequential increase from that January quarter. Can you give us a little bit of detail about sort of what’s happening to drive that? Is it the start backup of some of the AT&T fiber work? Is it Verizon starting to work on One Fiber? Is it all of the above? Just what’s driving that, it’s sort of a little bit bigger than normal sequential increase?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

So I think Matt, your all of the above characterization is accurate. So we have re-acceleration of some programs. We have a -- some new programs on the wireless side that are kicking off. And then we have a number of these converged wireless/wireline projects that have been working through planning and design in to engineering, and we’ve got to get the construction going because we’ve got work to do.

Matt Duncan - Stephens Inc., Research Division - MD

Okay. That helps. In terms of what happened with the unauthorized access of information, is there anything more you can tell us? I’m assuming that, that was external. When did you guys find that? And how did it happen? Is it something you can pretty easily shut off?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Yes, so it is shut off. We detected it shortly after it occurred. It occurred after the market closed on Friday. And beyond that, we have retained third party experts and we’re doing all that we need to do. There’s no indication at all, does not appear that there was any penetration into the financial systems.

Matt Duncan - Stephens Inc., Research Division - MD

Okay, all right. That helps. And then last thing for me, looks like you’re planning on giving annual guidance for FY ‘19. Is that something you’re doing just because of the change in fiscal year? Are you guys going to continue to kind of have an update, an annual guidance number? You’re going to keep giving us the guide, the next 2 quarters out, or does this signal a shift in how you’re going to give guidance?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

So I think with the new fiscal year that’s much more closely aligned with the budget and planning cycles of our customer, Matt. I think we felt confident that we can provide a good annual guide. And we’re still working through all the details, but my expectation would be that we would give an annual guide. And then, a current quarter guide, which is -- which would be similar to practice across a number of our peers.

Matt Duncan - Stephens Inc., Research Division - MD

Okay, so moving away from giving that second quarter out, and instead next quarter out, plus an annual guide and then update that every quarter?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

That’s our current plan.

Operator

Our next question comes from Tahira Afzal, KeyBanc Capital Markets.

Tahira Afzal - KeyBanc Capital Markets Inc., Research Division - MD, Associate Director of Equity Research, and Equity Research Analyst

Steve, when you posted the fiscal second quarter qualitative guidance, you were expecting margins to be flattish. Now it seems like you’re seeing some weakness there. Largely transitory, but does it reflect, perhaps, that you’re seeing more work than you thought going forward, or more accelerated plans from some of your clients?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Well, we currently -- we clearly have more work to do in what’s going to be our fiscal ‘19, so think about it, kind of calendar ‘18, plus a month. And then, Drew, with respect to the margins.

H. Andrew DeFerrari - Dycom Industries, Inc. - Senior VP, CFO & Treasurer

Yes, Tahira. We thought about the margins and worked through the details on it. The factors that I talked about in the current quarter and the impact on operating leverage are consistent as we get into the January quarter.

Tahira Afzal - KeyBanc Capital Markets Inc., Research Division - MD, Associate Director of Equity Research, and Equity Research Analyst

Got it, okay. And I might be pushing my luck here a little bit, Steve. But as you look to give annual guidance, obviously you’ve provided us with really good trends of qualitatively how things and momentum accelerate in 2018, but I do know that consensus is all over the place. Is part of the annual guidance intentional to sort of help tighten the range?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Well, I mean certainly we hope it’s helpful to the investors to hear. And I guess, I’ve been waiting a long time to be able to say, we’ll talk about next year on the next call, like everybody else with a normal calendar. So yes, I think that will be certainly a byproduct to the process.

Operator

Next question comes from Adam Thalhimer with Thompson, Davis.

Adam Thalhimer - Thompson, Davis & Company, Inc., Research Division - Director of Research

Steve, I wanted to stay with the April guidance. You’ve guided to gross margins flat to up, year-over-year. I’m just curious, what gives you the confidence that gross margins will get back to flat, given the fact there will still be early in some of these large programs?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

So Adam, if you remember, Drew’s comments and Drew can amplify on this, are talking about absorption, right? We are incurring some costs in the January quarter that we think we get the benefit of as revenue returns, at least in line and possibly growth.

Adam Thalhimer - Thompson, Davis & Company, Inc., Research Division - Director of Research

Okay. And then, can you give us more color where we are in the fiber deep cable opportunity?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

I think we’re early on. I think I’ll leave it to our customers to speak to it, but clearly, if you look at the industry literature, it’s what everybody’s talking about. I was at the cable engineering trade association meeting here 6 weeks, a months, couple of months ago, and it was front and center at every symposium that was there. So I think it’s a clearly identified trend.

Adam Thalhimer - Thompson, Davis & Company, Inc., Research Division - Director of Research

Okay. And then, last one, just on the 12-month backlog versus forward 12-month revenue. Over the last 5 years, you generated about $750 million of annual revenue above 12-month backlog. I’m just curious, why it would be different going forward?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

I mean, Adam, as we’ve talked about in various forums, it’s a function of how much of the backlog is change in valuation as we get into programs versus new programs, versus the initiation of new master contracts or renewals. And so I guess, all I would say is, as we said in the comments, we look forward to a nice growth year in fiscal ‘19. And we’ll be happy to provide a more detailed outlook in February when we publish the next results.

Operator

Our next question comes from the line of Alex Rygiel with B. Riley.

Alex Rygiel - B. Riley FBR, Inc., Research Division - Analyst

Couple of questions. First, I think your commentary about margins and leverage were very interesting in the April quarter. But taking that into consideration, have you witnessed any meaningful or notable increased competition from other parties, either on the wireless side or the wireline side that are affecting your market share ability or your pricing?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

So I think with respect to wireless, Alex, as we talked about last quarter, I mean, we went through a cycle with our primary customer and we gained share, and the contracts are executed. So if anything, we think there may be some incremental opportunities, but we’re pretty confident with where we stand right now, based on communications around the plan. And I think, generally, there’s a lot of work out there. There’s plenty to go around. We think we’re getting our fair share. This is not the first time that we’ve been in a cycle with that’s -- had lots of opportunity, and I think we’ll compete well as long as we provide good service to our customers.

Alex Rygiel - B. Riley FBR, Inc., Research Division - Analyst

Secondly, there’ve been a number of customers involved in notable M&A transactions. A few of those transactions have now closed, a few are still outstanding. Have you noticed, as it relates to some of the ones that have closed, have you noticed to your customers’ capital spending activities to correct in a fairly quick time period?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

I don’t think we’re going to get into individual capital programs around people that have closed mergers. I guess, I would just say that if you looked at the commentary, both at conferences on the earnings calls, clearly, all of our customers are talking about expanding broadband speeds in their consumer, small and medium business and enterprise customers, and the services that we provide, are integral to their ability to do that. So I think we’re confident across all our customers.

Alex Rygiel - B. Riley FBR, Inc., Research Division - Analyst

And lastly, you’ve been referencing programs a lot in the last 6, 12 months over the last many years, we talked a lot about master service agreements. But wrapping those 2 kind of descriptions, have -- has the average size contract changed materially, kind of in the last maybe 6, 12 months? And if it has, how should we think about that as it relates to the margin profile that might be in backlog?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Well, I think, to start with your last question, I think as we said in our comments, we feel that we’re securing work at attractive pricing. We’ve got lots of investments to make. People who work for us, through subcontractors, have investments to make and so, I think that we feel good about the margin in the backlog. I would say that as customers have generally gotten larger through the mergers and just growth that we had talked about for a number of years, the supply chain consolidations, which have generated larger geographic areas that are typically covered by a master contract. In all cases, there’s always counterexamples. I think what’s probably more important is, I think as we’ve grown, our customers have become more interested in, and hopefully will earn their confidence in providing more management of the overall programs and also including much more in the way of planning and design activities, which helps them to be more efficient and also gives us greater visibility.

Operator

Next question is from Eric (inaudible) with Deutsche Bank.

Chad Dillard - Deutsche Bank AG, Research Division - Research Associate

Hi, this is actually Chad Dillard (inaudible). So just a question for you on operating leverage, how you just look at -- your guide out, it seems like you’re seeing some of that come down, which is sort of understandable in terms of revenue. And how you’ve been ramping up your labor. But my question is, how should we think about that, as it reverses as we look towards, going beyond your next 6-month guide?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Well, I think as we said Chad, we feel good about fiscal ‘19, and we’re just not going to provide detailed guidance until we get to the end of February for fiscal ‘19. But I think we feel confident that, that operating leverage will result in improved earnings.

Chad Dillard - Deutsche Bank AG, Research Division - Research Associate

Got it. And then, my second question is how...

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Chad, we just lost you there.

Operator, why we don’t we go to the next question and we’ll come back if we can get the signal.

Operator

Our next question comes from Noelle Dilts with Stifel.

Noelle C. Dilts - Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

So one smaller question, it looks like you had $15.5 million in storm revenue in the quarter, was there any meaningful impact to profitability, doesn’t really look like it, but would be curious there. And then, are you expecting anything related to the storm to carry into next quarter?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

So Noelle, it’s always difficult as, I think, we’ve always said, and our peers have always said, to isolate the impact of the storm. I mean, clearly it’s a business where we can help our customers restore service, so we’re happy to provide it. But there’s always an offset in terms of the impact, particularly with Harvey in Texas and Irma in Florida, in the Southeast more broadly, to the overall business. So I could tell you that September was slower because of weather impacts and October was probably a little bit better. But beyond that, it’s difficult to quantify. In terms of ongoing, we are providing some limited services in Puerto Rico. We expect that to continue for a month or 2, perhaps a little bit longer, but it’s not going to be significant in the second quarter.

Noelle C. Dilts - Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

Okay great, thanks. And then second, you’ve mentioned some permitting hold ups, is this just a function of the scale of some of these capital plans that your customers -- or is there something else specific going on?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

No. It’s exactly your point, Noelle, is that when you show up at a number of cities and you come with large programs, it always takes the permitting authorities a little bit of time to gear up and we’re working aggressively with our customers to help them gear up. It is not anything unusual, and unlike other adjacent spaces where you have larger projects, these are typically local municipal permits, they’re not federal permits. We’re not talking about environmental studies or other types of permitting. And, in fact, just recently, the FCC passed a rule that actually will speed around small cells, some of the permitting by removing some local reviews that were already occurring. So I think it’ll get better, it always does. But at this stage in these projects, it’s always something to watch.

Noelle C. Dilts - Stifel, Nicolaus & Company, Incorporated, Research Division - VP and Analyst

Okay, and then, last question, kind of going back to what Alex was asking about, but in a slightly different way. I mean, there is some uncertainty around the timing of the AT&T-Time Warner deal. How is that impacting your near-term visibility into AT&T’s capital spending plans?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

So we have no comments around that particular merger. I think AT&T talked about on their most recent call and conferences, talked about the network, and they said that they saw, they were going to spend some money in the fourth calendar quarter on FirstNet. We have received orders. We’re doing site acquisition, which is a preparatory phase to full deployment. I think it was encouraging that not only did they talk about their commitments to fiber-to-the-home, but more broadly expanding their broadband speeds across 50 million homes. And then, also interestingly, offered that if tax reform was actually concluded successfully, that they would spend $1 billion more in the fiber-to-the-premise activity in calendar ‘18. So it seems like they’re pretty committed from what their comments have indicated.

Operator

Our next question comes from the line of Jennifer Fritzsche with Wells Fargo.

Jennifer Fritzsche - Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst

Two, if I may. Just on the, excuse me, employee count, it did go up a bit, which seems surprising. I mean, I assume that’s just part of the absorption comments that you feel very comfortable hiring more heads, given the line of sight you see coming down the pike. I just wanted to confirm that. And then secondly, if I may, a bigger question. If we look at customer concentration for Dycom, it’s heavily weighted towards AT&T. But I guess, as you look what’s in the pipeline, not talking specific customers, but do you see that abating, where that percentage of your revenue becomes a little bit less dependent on maybe 1 customer?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Sure. So with respect to the employee count, as we’ve talked about on the last call, we certainly are adding engineers, planners, designers, project managers. We’re setting up warehouse locations to support these new project initiations. And the core business, is busy. I mean you look at the housing numbers, there are other things that are driving that headcount, but we’re getting ready. Well, we’re not getting ready, we’re doing the engineering work we need to get started. And then, I think I approach to customer concentration question a little bit differently. I think in the industry, given the concentration that the industry has, and the number of customers, large customers there are, which is limited, I think we’re probably uniquely balanced. So I think we’ve got great opportunities across all of our top 5 customers as we look out over the next 12 to 24 months, and we hope every one of them gets larger. But I think we have pretty good revenue diversity, given the concentrated nature of the end market.

Operator

Next question comes from the line of Bobby Burleson with Canaccord.

John DeCoursey - Canaccord Genuity Inc. - Analyst

Hey guys, this is actually John DeCoursey on for Bobby. Most of my questions have been answered, so I guess just one more further question on the investments. Do you anticipate that the employee additions and just investments to get ready for the larger projects are kind of in a point where you’ve mostly ramped them? And now it’s just leverage once the revenue comes or do you expect that to continue on for a few more quarters?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

I think as the revenue grows, right, we’ll continue to grow the headcount to support the business. But clearly, as we’ve done in other periods of time, if you look back at calendar ‘14, ‘15, ‘16, into ‘17, we expect revenue will grow faster than headcount as we get into the rhythm of these programs.

Operator

(Operator Instructions) We do have a question from the line of Bill Newby with D. A. Davidson.

William Newby - D.A. Davidson & Co., Research Division - Research Associate

Just wanted to touch on capital allocation real quick. You guys did a fair amount of share repurchases in the quarter, I mean, historically you guys kind of talked about that being, I don’t know, kind of behind or funding organic growth and M&A. So I guess, I’m just wondering what you guys are seeing from an M&A perspective? I mean, is that pipeline starting to slow, or did you guys just see an opportunity before the shares was at, that you couldn’t pass up?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Sure. So we -- the share repurchases are not at the expense of organic growth or M&A. So we didn’t pass up anything because we did the share repurchases. There are opportunities, it’s an industry that’s been consolidating for 20 years. So certainly, less to look at than there was 10 years ago or 20 years ago. But opportunistically, we’ll address them when they’re available.

William Newby - D.A. Davidson & Co., Research Division - Research Associate

And then, can you just give us of the rest of the customer breakdown, and then the revenue by segment?

H. Andrew DeFerrari - Dycom Industries, Inc. - Senior VP, CFO & Treasurer

Yes, Bill, this is Drew. Windstream was #6 at 4.1%. Frontier Communications was #7 at 1.6%, Crown Castle was #8 at 1.3%.

Customer #9 was at 1.2%, and Dominion Power was #10 at 1.1%. Telco was at 64%, cable was 26.9%, facility locating at 6.4%, and electrical and other was 2.7%.

Yes, and Bill, just quickly. So wireless, which is included in our telco number, was right around 6.5% of revenue.

Operator
Our next question comes from the line of Adam Thalhimer with Thompson, Davis.

Adam Thalhimer - Thompson, Davis & Company, Inc., Research Division - Director of Research

Just a quick follow-up, one of the questions I get a lot is about some of your customers’ stocks have been under pressure, the last couple of months. I’m just curious whether you perceive that as a risk?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Well, look, we’d like all of our customers to be healthy and successful. Would they all have financial strength, significant financial strength and we think that the services that we provide to them are integral to their ability to compete on broadband speeds and other parts of their business, and I don’t think we think about it more than that. We’ve clearly been in the industry a long time, we have seen stock prices go up and down, but we have strong customers.

Operator

Our next question comes from the line of Alan Mitrani with Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management LLC - Managing Partner

Drew, you talked about CapEx. Last quarter you said this year, or this formerly fiscal ‘18 was going to be weighted towards the back half, but you spent a lot of CapEx in the first quarter. Can you give us some updated forecast of what you think gross or net CapEx could come from out, looking like this year?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

I mean, Alan, we don’t have anything to add to what we said before. I mean, we think, based on the current quarter that our prior guidance would, will hold. That it would be back half loaded, but of course, we’re going to give full fiscal year outlook for fiscal ‘19 in February. And obviously, we’ll update then the CapEx for the entire year.

Alan Mitrani - Sylvan Lake Asset Management LLC - Managing Partner

But your original guidance is called $175 million to $185 million net, right?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO
Yes.

Alan Mitrani - Sylvan Lake Asset Management LLC - Managing Partner

Okay. I look forward to that updated guidance, great. And also, Steve, you talked about your customers being, you’ve [lectured], there was a lot of activity, but the organic growth outside of the top 5 customers, which we understand there’s issues with, is still down. When does that turn for the rest of the customers in the industry? It doesn’t seem as robust, or it doesn’t seem as robust from the top line numbers, is it being masked by a couple of big movers there?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Well, I think if you look at the information that Drew provided, that we certainly have 1 customer that was down about $24 million year-over-year. I think if you controlled for that, it was essentially flat. And just like, if you looked at our top 5 customers and you controlled -- for the customer that had the large moderation in the quarter, the top 5 were up about, a little over 4%. So a couple of outliers there.

Operator

(Operator Instructions) We have a question from the line of Jennifer Fritzsche with Wells Fargo.

Jennifer Fritzsche - Wells Fargo Securities, LLC, Research Division - MD and Senior Analyst

One more follow-up, if I may. We’ve done a lot on this theme of these wireline/wireless convergence, and I’m just wondering, if you’re seeing that, like it sounds like you are, but I want to confirm that. In the decision-makers, you’re attacking to it, your various customers. Are you seeing those kind of thought patterns come together? And then separately, a different question on the RLEC’s, because they are, I think 3 of your top 10 customers, not so much about the stock prices, but if -- that -- where if cable concerned about the tipping point of video losses and the thought is that they’re going to get an attack, protective mode about their broadband pipe, are you seeing a sense of urgency in those RLEC’s, in responding to that cable competition that you have discussions with them?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Okay. So with respect to convergence, Jennifer, I think that’s just a general industry topic, not only in the wireless telco world, but even when I was at the cable engineering tradeshow, there were symposia about wireline/wireless convergence in the cable industry. So I think we are seeing the impact brought across all customers. And then, with respect to the RLEC’s, I guess, what I would say is if you look at their most recent pronouncements about their -- enhancing broadband speeds to consumer and small and medium enterprise as well as enterprise, I think everybody has focused on that element of the competitive attention in the industry. I think that’s well thought through by everybody.

Operator

(Operator Instructions) We have a question from the line of Alan Mitrani with Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management LLC - Managing Partner

Just Drew, two questions. First of all, you used working capital this quarter, which is normally the case in the first quarter but your revenues were down sequentially, which is normally not the case. Is this related to this storm work and the speed, or expediency with which you needed to move? Can you just enlighten us a little bit on that?

H. Andrew DeFerrari - Dycom Industries, Inc. - Senior VP, CFO & Treasurer

Well, I think DSOs, if you look sequentially, were up a little bit, Alan, is what you may be referencing through there. And then, we did have, as Steve had talked about, a little bit of storm work in the period, which tended to be in October, Alan. This would’ve increased the working capital.

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

And then, remember, we’ve had an extremely strong fiscal ‘17, and so you had a reversal of the accruals for incentive compensation and that happened in October. I think if you controlled for that, I think it was a very robust quarter for cash flow.

Alan Mitrani - Sylvan Lake Asset Management LLC - Managing Partner

And then, the last question is, Steve, last year going into this same period, you had raised your, seemingly giving us an April guide that was strong. And then, when AT&T pulled back, you had to back off that and it came in below guide. This time, AT&T hasn’t closed their Time Warner deal yet, seemingly they’ve pushed it off a little bit with the government. And we’re getting an April guide which is probably is pretty strong, given it’s the most back-end-loaded quarter and certainly, forecasted quarters after that, you seem to be very confident on. What gives you the confidence now, versus a year ago, what’s different in terms of letting you come out with, sort of a better, brighter outlook, going out 6 to 12 months than you may have had? And how do we, how do give comfort to the shareholders that it’s not déjà vu?

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

So clearly, that the industry opportunities were good then, they’re better now, right? We have substantial backlog growth if you look year-over-year. And we also, with respect to wireless, the FirstNet program that AT&T is rolling out comes with financial support from the government. So they have talked repeatedly with confidence about that deployment. We watch the map, as states opt-in. That process will be concluded by the end of December. And as well as their substantial numbers of these wireless/wireline projects that were not in backlog at all, a year ago.

I mean, we have a program that we’re kicking off and as it will accelerate next year, it’s the biggest program in the company’s history. And we have no backlog associated with it, when we were talking a year ago.

Operator

(Operator Instructions)

Steven E. Nielsen - Dycom Industries, Inc. - Chairman, President & CEO

Okay, Daysia, I think we’ll conclude the call. Thank you very much for your participation on the call. And we look forward to speaking to you at the end of February. Thank you.

Operator

Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation, and for using the AT&T teleconference. You may now disconnect.